Exhibit 10.13

REVOLVING CREDIT AGREEMENT

Dated November 2, 2017

by and between

APEX CLEARING CORPORATION,

as the Borrower

and

TRISTATE CAPITAL BANK,

as the Lender

i

4.13	Governmental Regulation	13
4.14	Governmental Approvals, Intellectual Property etc.	13
4.15	Labor Disputes and Casualties	13
4.16	Compliance	13
4.17	Name and Organization	13
4.18	Solvency	14
4.19	Disclosure	14

ARTICLE V	CONDITIONS OF LENDING	14

5.1	Conditions Precedent to Making the Loan	14

ARTICLE VI	COVENANTS	15

6.1	Financial Information	15
6.2	Notices and Information	17
6.3	Corporate Existence, Etc.	17
6.4	Payment of Obligations	17
6.5	Maintenance of Properties	18
6.6	Insurance	18
6.7	Compliance with Laws, Etc.	18
6.8	Books and Records	18
6.9	Furnishing Notices	18
6.10	Maintenance of Licenses, Permits, Etc.	18
6.11	Loss of Note or other Loan Documents	19

ARTICLE VII	NEGATIVE COVENANTS	19

7.1	Financial Covenants	19
7.2	Liens, Etc.	19
7.3	Debt	19
7.4	Equity Payments, Etc.	19
7.5	Fundamental Changes	19
7.6	Loans, Investments, Contingent Liabilities	19
7.7	Asset Sales	20
7.8	Transactions with Affiliates	20
7.9	Conduct of Business	20
7.10	Fiscal Year	20

7.11	Security Matters	20
7.12	Limitation on Other Restrictions on Liens	20
7.13	Limitation on Other Restrictions on Amendment of the Loan Documents	20
7.14	Limitation on Payments and Modification of Certain Indebtedness	20

ARTICLE VIII	EVENTS OF DEFAULT	21

8.1	Events of Default	21
8.2	Application of Funds	22

ARTICLE IX	MISCELLANEOUS	23

9.1	Amendments, Etc.	23
9.2	No Implied Waiver; Remedies Cumulative	23
9.3	Notices	23
9.4	Expenses	23
9.5	Indemnity	23
9.6	Assignments and Participations	24
9.7	Entire Agreement	24
9.8	Survival	24
9.9	Counterparts	24
9.10	Severability	24
9.11	Headings	24
9.12	Setoff	24
9.13	Limitation on Payments	25
9.14	Disclosure of Information to Affiliates	25
9.15	Binding Effect	25
9.16	Governing Law	25
9.17	Waiver of Jury Trial	26
9.18	Consent to Jurisdiction; Venue	26
9.19	Customer Identification – USA Patriot Act Notice; OFAC	26
9.20	Limitation of Liability	27
9.21	Construction	27
9.22	Status of Parties	27

ARTICLE X	TERMINATION	27

EXHIBITS

Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Certificate of No Default
Exhibit C	Form of Advance Request

SCHEDULES

Schedule 4.7	Equity Interests
Schedule 4.10	Litigation
Schedule 4.17	Name and Organization

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT, dated this 2nd day of November, 2017, between APEX CLEARING CORPORATION, a New York corporation (the “Borrower”), and TRISTATE CAPITAL BANK, a Pennsylvania state chartered bank (the “Lender”). The parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms.

(a) In addition to terms defined elsewhere in this Agreement, as used in this Agreement, the following terms have the following meanings:

“Advance” or “Advances”: One or multiple, as the context may require, advances of proceeds under the Loan.

“Affiliate”: As applied to any Person (the “Specified Person”), any other Person directly controlling, controlled by, or under direct common control with, the Specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Specified Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement”: This Credit Agreement, as amended, supplemented or modified from time to time.

“Applicable Margin”: 0.25% with respect to Base Rate Loans, and 3.25% with respect to LIBOR Monthly Rate Loans.

“Base Rate”: At any time, the greater of (a) the Prime Rate, or (b) the Federal Funds Effective Rate plus one percent (1.0%).

“Base Rate Loan”: Any portion of the Loan while bearing interest at a rate based upon the Base Rate.

“Business Day”: A day in which the New York Stock Exchange is open for business other than a Saturday, Sunday or a day on which commercial banks in Pittsburgh, Pennsylvania are authorized or required by Law to close.

“Capital Lease”: As applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or is required to be accounted for as a capital lease on the balance sheet of that Person.

“Change in Control”: Any one or more of the following:

(a) Apex Clearing Holdings, LLC (“Holdings”) ceases to be a member of the Borrower owning 75% or more of the Borrower;

(b) PEAK6 Investments, L.P. (“Parent”) ceases to (i) own 75% or more of Holdings or (ii) be the managing member of Holdings; or

(c) Any Equity Interest of the Borrower (i) in excess of 10% of Borrower’s total Equity Interest is transferred, other than to members existing as of the date of this Agreement or their Affiliates existing as of the date of this Agreement, without 30 days prior written notice to the Lender, (ii) is transferred in violation of the USA Patriot Act or other anti-terrorism or anti-money laundering laws, or (iii) is owned by a Person with respect to whom the Lender has not received information reasonably satisfactory to it as required by the USA Patriot Act or other “know-your-customer” laws.

“Closing Date”: The date on which this Agreement is executed by the Lender and the Borrower.

“Code”: The Internal Revenue Code of 1986, as amended, and any successor statute or provision thereof.

“Commitment”: The commitment of the Lender to make the Loan to the Borrower pursuant to Article II of this Agreement in the amount referred to therein.

“Commodity Exchange Act”: The Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time and any successor statute.

“Debt”: As applied to Borrower, (a) all indebtedness for borrowed money (other than Subordinated Debt), (b) that portion of obligations with respect to Capital Leases which is properly classified as a liability on a balance sheet in conformity with GAAP, (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (d) any obligation owed for all or any part of the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (e) all indebtedness secured by any Lien on any property or asset owned or held by Borrower regardless of whether the indebtedness secured has been assumed by Borrower or is nonrecourse to the credit of that Person, (f) obligations in respect of letters of credit, and (g) guarantees of, or similar obligations with respect to, any of the foregoing of any other Person. Any obligations owed to customers or clients by virtue of standard clearing, custodial, execution, or brokerage operations shall not be considered “Debt” for purposes of this Agreement, including any amounts owed to customers by virtue of Borrower acting as a broker-dealer or custodian in its ordinary course of business and any debt relating to hypothecated or re-hypothecated customer or client securities.

“Default Rate”: Two percent (2%) above the highest rate which would otherwise be applicable to the Loan pursuant to Section 2.3.

“Dollars” and “$”: The lawful currency of the United States of America.

“Employee Benefit Plan”: Any employee benefit plan which is described in Section 3(3) of ERISA and which is maintained for employees of the Borrower or any ERISA Affiliate of the Borrower.

“Equity Interests”: With respect to any Person, (a) all of the shares of capital stock of, or other ownership or profit interests in, such Person, whether voting or non-voting, and including any partnership, membership or trust interests, (b) all securities or Debt convertible into or exchangeable for any of the foregoing, whether directly or indirectly, and (c) all warrants, options and other rights to purchase or acquire any of the foregoing, whether directly or indirectly.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

“ERISA Affiliate”: As applied to any Person, any trade or business (whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control within the meaning of Section 414(b), (c), (m), or (o) of the Code.

“ERISA Event”: (a) A “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder (other than a “Reportable Event” not subject to the provision for 30 day notice to the Pension Benefit Guaranty Corporation under such regulations), or (b) the withdrawal of the Borrower or any of its ERISA Affiliates from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(l) (2) or 4068(f) of ERISA, or (c) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; or (d) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, or (e) the institution of proceedings to terminate a Pension Plan by the Pension Benefit Guaranty Corporation, or (f) the withdrawal of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; or (g) the imposition of a lien pursuant to Section 412(n) of the Code.

“Excess Net Capital”: Borrower’s Excess Net Capital as reported by Borrower on line 25 of the “Computation of Alternate Net Capital Requirement” of its monthly as-filed FOCUS Report.

“Federal Funds Effective Rate”: On any day, a fluctuating interest rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average rate (rounded upward to the nearest 1/10th of 1%) charged to the Lender on such day on such transactions as determined by the Lender.

“FINRA”: Means the Financial Industry Regulatory Authority.

“FOCUS Report Part I”: Means the Financial and Operational Combined Uniform Single Report required to be filed within 10 days of the end of each month with the SEC, on a form substantially similar to SEC Form X-17A-5 (as may be revised, updated, modified, amended and/or restated from time to time).

“FOCUS Report Part II”: Means the Financial and Operational Combined Uniform Single Report required to be filed within 17 days of the end of each fiscal quarter with the SEC, on a form substantially similar to SEC Form X-17A-5 (as may be revised, updated, modified, amended and/or restated from time to time).

“GAAP”: United States generally accepted accounting principles applied on a consistent basis.

“Governmental Action” or “Governmental Approval”: Any approval, order, consent, authorization, certificate, license, permit or validation of, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority.

“Governmental Authority”: Any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic and with jurisdiction over Borrower.

“Interest Period”: Initially, the period commencing on the Closing Date and ending on the last day of the calendar month in which the Closing occurs and thereafter, successive one-month periods commencing on the first day of each calendar month and ending on the last day of such calendar month.

“Law” and “Laws”: Any Federal, state, or local law or laws (including common law), constitution, statute, treaty, convention, regulation (including, but not limited to those promulgated by the SEC and the Federal Deposit Insurance Corporation), rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

“Leverage Ratio”: The ratio of Borrower’s Maximum Total Debt to Total Capitalization.

“LIBOR Business Day”: A day which is a Business Day and on which dealings in Dollar deposits may be carried out in the London interbank market.

“LIBOR Monthly Rate”: The LIBOR Rate for the applicable Interest Period. The same LIBOR Monthly Rate shall apply to all amounts outstanding under the Loan during an Interest Period, regardless of when any advance under the Loan was made.

“LIBOR Monthly Rate Loan”: The Loan bearing interest at a rate based upon the LIBOR Monthly Rate.

“LIBOR Rate”: For each Interest Period, a rate per annum (based on a year of 360 days and actual days elapsed) equal to the rate per annum obtained by dividing (the resulting quotient to be rounded upward to the nearest 1/100th of 1%) (a) the rate of interest (which shall be the same for each day in such Interest Period) determined by the Lender in accordance with its usual procedures to be the rate at which Dollar deposits are offered by leading banks in the London interbank deposit market two (2) LIBOR Business Days prior to the first day of such Interest Period in an amount approximately equal to the then outstanding principal amount of the Loan for the designated Interest Period, as quoted by ICE Benchmark Administration (“ICE”) or any successor thereto as approved by the Lender if ICE is no longer making a LIBOR rate quotation available (an “Alternate Source”), and as published as the “London Interbank Offered Rate” by Bloomberg (or if, at any time, for any reason, such rate is no longer published by Bloomberg or provided by ICE or any Alternate Source, a comparable replacement rate determined by the Lender at such time) by (b) a number equal to 1.00 minus the LIBOR Reserve Percentage; provided that if the rate of interest which forms the numerator of the above quotient shall be less than zero, such numerator shall be deemed to be zero for purposes of this Agreement. The LIBOR Rate shall be calculated in accordance with the foregoing whether or not the Lender is actually required to hold reserves in connection with its Eurocurrency funding or, if required to hold such reserves, whether or not it is required to hold reserves at the “LIBOR Reserve Percentage”. The LIBOR Rate shall be adjusted automatically as of the effective date of each change in the LIBOR Reserve Percentage.

“LIBOR Reserve Percentage”: For any day shall mean the percentage (rounded upward to the nearest 1/100th of 1%), as determined in good faith by the Lender, which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) representing the maximum reserve requirement (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) of a member bank in such System.

“Lien”: Any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Loan Documents”: This Agreement, the Note and each additional document, notice or certificate delivered to the Lender by or on behalf of a Loan Party in connection with this Agreement or the credit extended hereunder.

“Loan Party”: The Borrower.

“Material Adverse Effect”: A material adverse change in, or material adverse effect on, the business, operations, properties, assets or condition (financial or otherwise) of the Borrower.

“Maturity Date”: Shall have the meaning set forth in Section 2.2 (c).

“Maximum Total Debt”: Means the average daily balance of all outstanding Debt of the Borrower as of the end of June and December each year.

“Multiemployer Plan”: A “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Capital”: Means total net capital as calculated in accordance with SEC Rule 15c3-1.

“Obligations”: All obligations of every nature of the Borrower from time to time owed to the Lender under the Loan Documents, whether for principal interest, fees, expenses, indemnification, or otherwise.

“Officer’s Certificate”: A certificate signed by a Responsible Officer.

“PAB Reserve”: The reserve amount required to be maintained in proprietary accounts of broker-dealers as required under SEC Rule 15c3-3 and 15c3-3a (as may be revised, updated, modified, amended and/or restated from time to time).

“Pension Plan”: Any Employee Benefit Plan other than a Multiemployer Plan which is subject to Section 412 of the Code or Section 302 of ERISA.

“Permits”: Any permit, approval, authorization, license, variance, or permission required from a Governmental Authority under applicable Law.

“Permitted Encumbrances”: Collectively, (a) Liens for taxes, assessments, or governmental charges not then due and payable and not then delinquent, (b) Liens for taxes, assessments, or governmental charges the validity of which are being contested in good faith by the Borrower by appropriate proceedings and all required deposits (including deposits required by exchanges, clearinghouses, or otherwise for the general operation of Borrower’s business) or other security required hereunder or otherwise in connection with such contest have been provided by the Borrower, (c) liens and exceptions in favor of or consented to in writing by the Lender, (d) liens permitted by Borrower with respect to customer relationships in the conduct of its ordinary course of business and for business purposes and (e) Liens in favor of clearing agencies, clearing firms, settlement banks and similar entities (acting in their capacities as such) involved in the clearance and settlement of transactions in, and custody of, financial assets.

“Person”: An individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Potential Event of Default”: A condition or event which, after the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Prime Rate”: The interest rate per annum published in the New York edition of The Wall Street Journal from time to time as the “Prime Rate” (rounded upward to the nearest 1/100th of 1%), such rate to change automatically effective as of the effectiveness of each change in such prime rate. If The Wall Street Journal ceases to publish the “Prime Rate,” the Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then the Lender shall select a comparable interest rate index. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

“Responsible Officer”: means any of the President, Chief Executive Officer, Chief Financial Officer, Controller, Treasurer, Secretary or any other officer of Borrower acceptable to Lender.

“SEC”: Means the U.S. Securities and Exchange Commission.

“Subsidiary”: A corporation, partnership, trust, limited liability company or other business entity of which more than 50% of the shares of stock or other ownership interests having ordinary voting power (without regard to the occurrence of any contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned, directly by the Borrower, through one or more of Borrower’s Subsidiaries.

“Subordinated Debt”: Means Debt of Borrower subject to payment terms and subordination provisions set forth in a written subordination agreement or intercreditor agreement approved by FINRA.

“Tangible Equity”: Means the book value of all company equity (calculated as the “Total Ownership Equity” of Borrower as reflected on Line 30 of the Statement of Financial Condition Liabilities and Ownership Equity section of Borrower’s most recent FOCUS Report Part II filed with FINRA from time to time).

“Total Capitalization”: Means total Debt plus Subordinated Debt plus Tangible Equity

(b) Other Defined Terms. The following capitalized terms are defined in the Sections indicated: Event of Default (8.1); Indemnified Liabilities (9.5); Investments (7.7); Loan (2.1(a)); Maximum Principal Amount (2.1(a)); and Note (2.1(c)).

1.2 Other Definitional Provisions.

(a) Accounting Principles. As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms not defined in Section 1.1 above, and accounting terms partly defined in Section 1.1 above to the extent not defined, shall have the respective meanings given to them under GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

(b) Subsidiaries. So long as the Borrower does not have any Subsidiaries, references to a Subsidiary or Subsidiaries in this Agreement shall be deemed to be deleted.

ARTICLE II

THE LOAN

2.1 The Loan.

(a) The Commitment. The Lender agrees, on and subject to the terms and conditions hereinafter set forth, to make available to the Borrower on and after the date hereof a revolving line of credit (hereinafter, as it may be from time to time amended, modified, extended, renewed, substituted, and/or supplemented, referred to as the “Loan”) in a maximum principal amount of up to $10,000,000.00 (the “Maximum Principal Amount”). The Borrower may reborrow principal amounts repaid or prepaid on the Loan.

(b) Advances under the Loan. All Advances requested by Borrower shall be made in writing pursuant to a written request substantially in the form attached hereto as Exhibit “C,” executed by an authorized officer of Borrower in a form acceptable to Lender. Requests for Base Rate Loans must be requested by 2:00 P.M., Eastern time, on the date such Advance is to be made. Requests for LIBOR Rate Loans must be requested three (3) Business Days in advance and must specify the amount of the LIBOR Rate Loan and the LIBOR Interest Period. If no LIBOR Interest Period is specified, the LIBOR Interest Period shall be deemed to be a one month period.

(c) Note. The Loan made by the Lender pursuant hereto shall be evidenced by a revolving loan note (as amended, modified, refinanced or restated from time to time, the “Note”), payable to the order of the Lender and representing the obligation of the Borrower to pay the unpaid principal amount of the Loan made by the Lender, with interest thereon as prescribed in Section 2.3 below.

(d) Loan Fee. Upon execution of this Agreement, the Borrower shall pay to the Lender a non-refundable loan fee in the amount of $10,000.00.

2.2 Repayment.

(a) Scheduled Repayment. Commencing on December 1, 2017, and continuing on the first (1st) day of each and every succeeding month during the term of the Loan, the Borrower shall make monthly payments of interest only at the interest rate per annum calculated pursuant to Section 2.3 below.

(b) Payment at Maturity. Notwithstanding any term, condition, or provision of this Agreement or any other Loan Document to the contrary, the entire unpaid principal amount of the Loan, together with all accrued and unpaid interest thereon, and all fees, costs, expenses, and other amounts, if any, due and payable hereunder and under the other Loan Documents shall be due and payable on October 23, 2020 (the “Maturity Date”).

(c) Overdraw Principal Payments. Notwithstanding the foregoing provisions of this Section 2.2, if on any day the outstanding principal balance of the Loan exceeds the Maximum Principal Amount, a payment shall be due on such day in an amount sufficient to reduce the outstanding principal balance of the loan (including all accrued interest, fees and expenses) to an amount equal to or less than the Maximum Principal Amount.

(d) Termination by Borrower. Upon at least ten (10) days prior written notice to Lender, Borrower may, at its option, terminate this Agreement; provided, however, that no such termination shall be effective until Borrower has paid all of the Obligations in immediately available funds. Any notice of termination given by Borrower shall be irrevocable unless Lender otherwise agrees in writing and no Lender shall have any obligation to make any Advances on or after the termination date stated in such notice. Borrower may elect to terminate this Agreement in its entirety only. No section of this Agreement may be terminated singly.

2.3 Interest Rate. The unpaid principal amount of each Advance of the Loan shall bear interest for each day until due on the basis of either (a) the Base Rate plus the Applicable Margin or (b) the LIBOR Monthly Rate (or if applicable, under Section 3.7, the Base Rate), plus the Applicable Margin, as applicable, as requested by Borrower and advanced by Lender pursuant to Section 2.1(c).

2.4 Unused Commitment Fee. Borrower shall pay to Lender a fee on any difference between the Maximum Principal Amount and the amount of credit Borrower actually uses, determined by the average of the daily amount of credit outstanding during the specified period. Such unused fee specified will (i) be calculated at 0.10% per year, and (ii) be due in monthly installments, in arrears, commencing on December 1, 2017, and on the first day of each following month, until the earlier of the Maturity Date or the date on which this Agreement is terminated.

ARTICLE III

GENERAL PROVISIONS CONCERNING THE LOAN

3.1 Use of Proceeds. The proceeds of the Loan hereunder shall be used by the Borrower for bridge liquidity purposes to support regulatory liquidity reserve requirements in connection with the clearing and settlement of securities transactions for customers of Borrower.

3.2 [Reserved].

3.3 Post-Maturity Interest and Late Fees.

(a) Default Interest. Notwithstanding the rates of interest specified in Section 2.3 hereof and the payment dates specified in Section 2.2 hereof, effective immediately upon the occurrence of any Event of Default (whether or not the Lender has accelerated payment of the outstanding principal balance of the Loan) and for as long thereafter as any such Event of Default shall be continuing, the principal balance of the Loan and, to the extent permitted by applicable Law, interest accrued thereon and any fees, indemnities and other amounts due hereunder or under any Loan Document, shall bear interest at the Default Rate. The Borrower hereby acknowledges that: (i) such Default Rate is a material inducement to the Lender to make the Loan available to the Borrower, (ii) the Lender would not have made the Loan available to the Borrower in the absence of the agreement of the Borrower to pay such Default Rate, (iii) such Default Rate represents compensation for increased risk to the Lender that the Loan will not be repaid, and (iv) such Default Rate is not a penalty and represents a reasonable estimate of (1) the cost to the Lender in allocating its resources (both personnel and financial) to the on-going review, monitoring, administration and collection of the Loan and (2) compensation to the Lender for losses that are difficult to ascertain.

In addition, upon the occurrence of an Event of Default, if the Loan is a LIBOR Monthly Rate Loan, it shall, upon notice from Lender, convert to a Base Rate Loan at the end of the then current Interest Period therefor, but interest shall accrue thereon from and after the occurrence of the Event of Default at the Default Rate. Further, notwithstanding the terms of Section 2.3, if an Event of Default or a Potential Event of Default has occurred and is continuing, the Lender, at its option, may refuse to permit the Borrower to select the LIBOR Monthly Rate to thereafter apply to the Loan, and may convert the Loan to a Base Rate Loan.

(b) Late Fee. The Lender shall have the right to assess, and the Borrower shall be required to pay, a late fee if any principal, interest, or fees under this Agreement are not paid within ten (10) days after their due date, and in such a case, the late charge shall be in an amount equal to the greater of Twenty Dollars ($20.00) or two percent (2%) of the amount not timely paid.

3.4 Computation of Interest and Fees; Determinations by Lender.

(a) Calculations. Interest and other fees shall be calculated on the basis of a 360 day year for the actual days elapsed. Any change in the interest rate resulting from a change in the Base Rate or the LIBOR Monthly Rate shall become effective as of the opening of business on the day on which such change in the Base Rate or LIBOR Monthly Rate shall become effective.

(b) Determination by Lender. Each determination of an interest rate, fee, cost, indemnification or other amount by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

3.5 Payments. The Borrower shall make each payment of principal, interest, fees, indemnity, expenses, or other amount hereunder or under any Loan Document, without setoff or counterclaim, not later than 12:00 o’clock, Noon, Pittsburgh, Pennsylvania time, on the day when due in Dollars to the Lender in immediately available funds, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue, and without setoff, counterclaim, withholding or other deduction of any kind. Any payment received by the Lender after 12:00 o’clock, Noon, Pittsburgh, Pennsylvania time, on any day shall be deemed to have been received on the next succeeding Business Day. In connection with this Agreement and the other Loan Documents, the Borrower hereby agrees that Borrower will promptly pay any payments due from the Borrower to Lender under this Agreement, the Note and any other Loan Document on the due date thereof.

3.6 Payment on Non-Business Days. Whenever any payment to be made hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time may be included in computing interest or fees, if any, in connection with such payment, provided no Default Rate or penalty shall be construed as applying to such extension period.

3.7 Inability to Determine Rate; Ineffective Rate. If the Lender shall have determined in that (a) by reason of circumstances affecting the interbank LIBOR market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate, (b) the LIBOR Monthly Rate does not adequately and fairly reflect the effective cost to the Lender of funding a LIBOR Rate Loan, or (c) the making, maintenance or funding of a LIBOR Monthly Rate Loan has been made impractical or unlawful, then, and in any such event, the Lender may notify the Borrower of such determination. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given to Borrower), the obligation of the Lender to allow the Borrower to maintain the Loan at the LIBOR Monthly Rate shall be suspended until the Lender shall have revoked such notice and the Lender, at its option, may thereafter cause the Loan to be a Base Rate Loan.

3.8 Increased Cost and Reduced Return; Capital Adequacy.

(a) Costs and Returns. If the Lender reasonably determines in good faith that as a result of the introduction of, or any change in, or in the interpretation of, any Law, or the Lender’s compliance therewith, there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining the Loan or a reduction in the amount received or receivable by the Lender in connection with any of the foregoing (excluding any such increased costs or reduction in amount resulting from (i) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which the Lender is organized or has its principal lending office, and (ii) reserve requirements utilized in the determination of the LIBOR Rate, then from time to time upon written notice from Lender to Borrower, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for such increased cost or reduction.

(b) Capital Adequacy. If the Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by the Lender (or its principal lending office) therewith, has the effect of reducing the rate of return on the capital of the Lender or any corporation controlling the Lender as a consequence of the Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and the Lender’s desired return on capital), then from time to time upon demand of the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for such reduction.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to the Lender as follows:

4.1 Organization. The Borrower is duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation, and has all corporate power and authority to own and operate its properties and to carry out its business. The Borrower is duly qualified and in good standing in all jurisdictions where the nature of its business or the ownership of property requires such qualification.

4.2 Authorization. The execution, delivery and performance by the Borrower of the Loan Documents, and the acceptance by the Borrower of the Loan hereunder are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action.

4.3 No Conflict. To the Borrower’s knowledge, the execution, delivery and performance by the Borrower of the Loan Documents do not (a) violate the Borrower’s charter, by-laws or other organizational or governing documents, as applicable, (b) violate, in any material respect, any Law applicable to the Borrower, or (c) result in a material breach of or a material default under any contract binding on the Borrower.

4.4 Governmental Approval. No approval by any Governmental Authority is required for the due execution, delivery and performance by the Borrower of the Loan Documents.

4.5 Validity. The Loan Documents are the binding obligations of the Borrower, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

4.6 Financial Matters. All information and financial and other data contained in financial statements and reports previously furnished by the Borrower to the Lender are true, correct and complete in all material respects as of the date of said statements and reports, fairly present the financial condition of the Borrower, as applicable, at such dates and the results of its operations and cash flow for the respective periods ended on such dates, all in accordance with GAAP. Since the date of the last financial statements previously furnished to the Lender, there has been no Material Adverse Effect.

4.7 Ownership. Schedule 4.7 sets forth the names of the record and direct owners of all Equity Interests of the Borrower and the amount thereof owned by each of them. All of such Equity Interests are duly authorized, validly issued and are fully paid and nonassessable. Except as set forth on Schedule 4.7, there are no voting arrangements, restrictions on transfer or other arrangements that govern the Equity Interests of Borrower.

4.8 Partnerships. The Borrower is not a partner of a partnership or a party to a joint venture and has no other obligation to make capital contributions to, or generally become liable for or on account of, the debts or liabilities of any other Person (excepting any activity regarding correspondent customers, customers and client trading in Borrower’s ordinary course of business to which Borrower is considered to be acting in an agent capacity).

4.9 Insurance. The properties owned by the Borrower are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in similar locations, and the Borrower currently maintains the insurance required by Section 6.6 of this Agreement.

4.10 Litigation. Except as set forth on Schedule 4.10 hereto, there is no pending action or proceeding affecting the Borrower, or any threatened action or proceeding affecting the Borrower which if determined adversely to Borrower would result in a Material Adverse Effect, before any Governmental Authority.

4.11 Employee Benefit Plans. The Borrower and each of its ERISA Affiliates is in compliance in all material respects with any applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans. No ERISA Event has occurred or is at the time of execution of the Agreement reasonably expected to occur with respect to any Pension Plan. No assets of Borrower’s Employee Benefit Plan will be used to repay or secure the Loan or be involved in any way with, and no “prohibited transaction” as defined in ERISA or the Code shall occur as a result of, the transactions contemplated by this Agreement.

4.12 Payment of Taxes. Except to the extent permitted by Section 6.4, in all jurisdictions where the nature of its business or the ownership of property requires Borrower to file tax returns and reports, all tax returns and reports of the Borrower required to be filed by it have been timely filed, and, to Borrower’s knowledge, and all taxes shown on such tax returns to be due and payable and all assessments, fees, and other governmental charges upon the Borrower and upon its properties, assets, income, businesses, and franchises that are due and payable have been paid when due and payable. The Borrower knows of no proposed tax assessment against the Borrower.

4.13 Governmental Regulation. The Borrower is not subject to any federal or state statute or regulation which would render all or any portion of the Obligations unenforceable.

4.14 Governmental Approvals, Intellectual Property etc. To its knowledge, (a) the Borrower owns or possesses all material licenses, Permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, necessary for the operation of its business, without known conflict with the rights of others; (b) no business or operations of the Borrower infringes any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and (c) there is no material violation by any Person of any right of the Borrower with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Borrower.

4.15 Labor Disputes and Casualties. The Borrower is not affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of public enemy, or other casualty (whether or not covered by insurance).

4.16 Compliance. The Borrower is not, to its knowledge, in material default in the performance of any agreement or instrument to which it may be a party or by which its properties may be bound, or in violation of any Law.

4.17 Name and Organization. The Borrower’s name as it appears in official filings in the state of its organization, type of organization, jurisdiction of organization, organization number provided by the applicable Government Authority, and chief executive office are set forth on Schedule 4.17 attached hereto and made a part hereof. Neither the Borrower nor any predecessor by merger or otherwise has, within the four-month period preceding the date hereof, had a different name from the name of Borrower listed on the signature pages hereof.

4.18 Solvency. The Borrower is and, upon the incurrence of any Obligations by the Borrower on any date on which this representation is made or restated, will be, solvent within the meaning of applicable Laws relating to fraudulent conveyances.

4.19 Disclosure. No financial or other information, exhibit or report furnished to the Lender by or on behalf of the Borrower for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower, in the case of any document not furnished by it) necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made.

ARTICLE V

CONDITIONS OF LENDING

5.1 Conditions Precedent to Making the Loan. The obligation of the Lender to make the Loan is subject to the satisfaction of the following conditions precedent:

(a) Loan Documents. The Lender shall have received the following, in form and substance satisfactory to the Lender:

(i) The Note executed by the Borrower; and

(ii) Copies of all Loan Documents (not otherwise specifically identified in this Section 5.1) executed by Borrower.

(b) Corporate Action. The Lender shall have received the following, each dated the Closing Date:

(i) Copies of the Articles of Incorporation, or other organizational documents of the Borrower, certified as of a recent date by the Secretary of State of its respective state of organization and a good standing certificate (or equivalent) from such states;

(ii) Copies of (1) the bylaws or similar governing documents, if any, of the Borrower (including those of any non-individual general partner, manager or managing member of such Loan Parties that are partnerships or limited liability companies), and (2) resolutions or consents of Borrower’s Board of Directors or other appropriate authorizing documents of each of Borrower, in form and substance satisfactory to the Lender, approving the Loan Documents and the making of the Loan hereunder, certified by the appropriate representatives of Borrower ; and

(iii) An incumbency certificate executed by the appropriate representatives of Borrower, certifying the names and signatures of the Persons authorized to sign the Loan Documents on behalf of Borrower and such other documents relative thereto as Lender may require.

(c) Financial Matters. The Borrower and other Loan Parties shall have provided to the Lender the financial statements and other information requested by Lender.

(d) Other Documents. The Lender shall have received:

(i) Evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(ii) A favorable opinion of counsel to the Loan Parties, as approved by Lender, covering such matters as the Lender may reasonably request, including, without limitation, due organization, good standing, due authorization, due execution and delivery of the Loan Documents and enforceability of the Loan Documents; and

(iii) UCC, tax, and lien searches from all locations requested by the Lender, at Borrower’s expense;

(e) Fees, Expenses, etc. All fees and other compensation required to be paid to the Lender pursuant hereto or pursuant to any other written agreement on or prior to the Closing Date shall have been paid or received, including, without limitation, the $10,000 Loan Fee described in Section 2.1(d) and $6,000 toward Lender’s legal fees and expenses, including cost of lien searches or other document requests, incurred in connection with the drafting, negotiation and closing of the Loan.

(f) General. All corporate and legal proceedings and all instruments and documents in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in content, form and substance to the Lender and its counsel, and the

Lender and the Lender’s counsel shall have received any and all further information and documents which the Lender or such counsel may reasonably have requested in connection therewith.

ARTICLE VI

COVENANTS

So long as any Obligation shall remain unpaid or the Lender shall have any Commitment hereunder, the Borrower shall, unless the Lender shall otherwise consent in writing:

6.1 Financial Information. Furnish, or cause to be furnished, to the Lender, in a form acceptable to Lender and its counsel:

(a) As soon as available, but in any event within one hundred twenty (120) days after the close of each fiscal year, independent certified public accountant prepared and audited statements of income, cash flows and stockholders’ equity for the Borrower for such calendar year and a balance sheet for the Borrower as of the close of such calendar year, all in reasonable detail and certified by an authorized representative of the Borrower as presenting fairly the financial position of the Borrower as of the end of such calendar year and the results of its operations and cash flows for such calendar year, in conformity with GAAP;

(b) As soon as available, but in any event within thirty (30) days of filing of same with the Internal Revenue Service (commencing with the 2017 tax year and continuing for so long as this Agreement is outstanding), complete copies (in each case signed or authorized by the Borrower), of the Borrower’s Federal income tax return for such calendar year, together with any and all schedules and exhibits annexed thereto. In the event that the Borrower has filed a request for an extension of time in which to file the Federal income tax return with the Internal Revenue Service, then within one hundred twenty (120) days after the close of such calendar year the Borrower shall furnish copies of such request for an extension of time in which to file the Borrower’s Federal income tax return with the Internal Revenue Service;

(c) Commencing as of the end of the six-month period ending December, 2017, as soon as available, but in any event within one hundred twenty (120) days after the close of each six (6) month period, management prepared statements of income and cash flows, all in reasonable detail and in conformity with GAAP, the delivery of which shall be a representation of Borrower that such statements present fairly the financial position of the Borrower, on June 30 and December 31 of each year and the results of its operations and cash flows for such six-month period;

(d) As soon as available, but in any event within twenty-five (25) business days of the end of the month, Borrower’s FOCUS Report Part I, if required to be filed with the SEC under Section 17 of the Securities and Exchange Act of 1934, together with all affidavits and supplemental reports and other information (including customer and PAB Reserve computations) filed therewith;

(e) As soon as available, but in any event within twenty-five (25) business days of the end of each of Borrower’s fiscal quarters, Borrower’s FOCUS Report Part II, if required to be filed with the SEC under Section 17 of the Securities and Exchange Act of 1934, together with all affidavits and supplemental reports and other information (including customer and PAB Reserve computations) filed therewith;

(f) As soon as possible, but in any event within five (5) business days of receipt, any material notice, penalty, adverse ruling or deficiency letter from the SEC or FINRA;

(g) Borrower shall, within one hundred twenty (120) days after December 31 and one hundred twenty days (120) days after June 30 of each year, deliver to Lender with the other financial statements described above to be delivered for the periods ending December 31 and June 30 of each year, a duly completed Compliance Certificate in the form attached hereto as Exhibit “A” and a Certificate of No Default in the form attached hereto as Exhibit B, both certificates to be executed by a Responsible Officer; and

(h) Any other financial statements or financial reports with respect to the Borrower as the Borrower may produce in its ordinary course of business and as Lender may reasonably request from time to time.

6.2 Notices and Information. Deliver to the Lender:

(a) promptly upon the Borrower obtaining knowledge (i) of any condition or event which constitutes an Event of Default or Potential Event of Default, (ii) that any Person has given any notice to the Borrower or taken any other action with respect to a claimed cross-default of the type referred to in Section 8.1(f) of this Agreement, (iii) of the institution of, or any adverse development in, any litigation involving an alleged liability (including possible forfeiture of property) of the Borrower greater than $3,000,000.00 individually, (iv) of any material casualty to its assets resulting in a loss in excess of $10,000,000.00 in the aggregate, or (v) of a condition or events that could reasonably be expected to cause a Material Adverse Effect, and/or other detailed written explanation acceptable to Lender specifying the nature and period of existence of any such condition or event, and what action the Borrower is taking with respect thereto;

(b) promptly upon the Borrower becoming aware of the occurrence of or forthcoming occurrence of any (i) ERISA Event, or (ii) “prohibited transaction,” as such term is defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA, in connection with any Employee Benefit Plan or any trust created thereunder, what action the Borrower has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor, or the Pension Benefit Guaranty Corporation with respect thereto;

(c) with reasonable promptness following receipt thereof by the Borrower, and in the event it is likely to materially affect Borrower’s ability to perform its obligations under this Agreement, copies of (i) all notices received by the Borrower of the Pension Benefit Guaranty Corporation’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan of Borrower; (ii) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan sending such notice to Borrower as specified in subsection (i); and (iii) all notices received by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

(d) promptly, and in any event within seven (7) business days after receipt thereof by the Borrower, copies of all material notices (as set forth and described in Section 6.9 below); and

(e) promptly, and in any event within seven (7) business days after request, such other information and data with respect to the Borrower or any Loan Party as from time to time may be reasonably requested by the Lender, subject to Borrower’s ability to withhold documents that are attorney-client privileged.

6.3 Corporate Existence, Etc. At all times preserve and keep in full force and effect its corporate existence, and all rights, franchises and licenses material to its business.

6.4 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets (not to be construed to include Borrower’s customers’ or clients’ assets that may be subject to charges or levies), unless the same are being contested in good faith by appropriate proceedings diligently conducted with all required security or bonding provided by the Borrower and adequate reserves in accordance with GAAP are being maintained by the Borrower, (b) all lawful claims which, if unpaid, would by Law become a Lien upon its property, and (c) all Debt, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Debt.

6.5 Maintenance of Properties. Maintain or cause to be maintained in good repair, working order and condition all material properties owned by Borrower and materially used in the business of the Borrower, and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

6.6 Insurance. Maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business against loss or damage of the kinds of such types and in such amounts as would be considered industry acceptable. Borrower, upon Lender’s request, shall provide and certify to Lender information concerning Borrower’s insurance coverage types and amounts.

6.7 Compliance with Laws, Etc. Exercise all due diligence in order to comply, in all material respects, with the requirements of all applicable Laws.

6.8 Books and Records. Maintain proper records and accounts in which full, true and correct entries in conformity with applicable Laws of Borrower.

6.9 Furnishing Notices. Provide the Lender with copies of all material notices pertaining to the Borrower received by the Borrower from any Governmental Authority or delivered by the Borrower to any Governmental Authority within seven (7) days after such notice is received by Borrower or delivered by Borrower to any Governmental Authority. In addition, the Borrower shall promptly provide the Lender with written notice of any litigation, arbitration, or other proceeding or governmental investigation pending or, to the Borrower’s knowledge or the knowledge of any officer of the Borrower threatened against the Borrower that is likely to impede Borrower’s ability to perform its obligations under this Agreement or where the amount in controversy against the Borrower specifically is in excess of $3,000,000 individually, or when combined with other litigation, arbitration or other proceedings or governmental investigations could aggregate in excess of $10,000,000. Notwithstanding the foregoing, the Borrower shall not be obligated to provide the Lender with such written notice in respect of personal injury litigation against the Borrower if the amount claimed is less than $3,000,000, as long as the maximum liability under such cases is covered in its entirety by liability insurance maintained by the Borrower and the insurance carrier has not refused the tender of defense or coverage.

6.10 Maintenance of Licenses, Permits, Etc. (a) Maintain in full force and effect all licenses, permits, governmental approvals, franchises, authorizations or other rights necessary for the operation of its business and (b) notify the Lender in writing, promptly after learning thereof, of the suspension, cancellation, revocation or discontinuance of or of any pending or threatened action or proceeding seeking to suspend, cancel, revoke or discontinue any Permit.

6.11 Loss of Note or other Loan Documents. Upon notice from the Lender of the loss, theft, or destruction of the Note and upon receipt of an affidavit of lost note and an indemnity satisfactory to the Borrower from, in the Borrower’s reasonable judgment, Lender, or in the case of mutilation of the Note, upon surrender of the mutilated Note, the Borrower shall make and deliver a new note of like tenor in lieu of the then to be superseded Note. If any of the other Loan Documents were lost or mutilated, the Borrower agrees to execute and deliver replacement Loan Documents in the same form of such Loan Document(s) that were lost or mutilated as they are then current at such time of replacement.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Obligation shall remain unpaid or the Lender shall have any Commitment hereunder, the Borrower shall not, without the prior express written consent of the Lender:

7.1 Financial Covenants.

(a) Minimum Excess Net Capital. Permit its Excess Net Capital to be less than Fifty Million Dollars ($50,000,000.00), to be tested as of the end of each calendar month, as reported by Borrower on its monthly as-filed FOCUS Report.

(b) Leverage. Permit its Leverage Ratio to exceed 0.55 to 1.0 at any time, tested as of the end of December 31 and June 30 of each year.

7.2 Liens, Etc. Directly or indirectly create, incur, assume, or permit to exist any material Lien upon or with respect to any of its assets or properties, whether now owned or hereafter acquired (other than the Permitted Encumbrances).

7.3 Debt. Create, incur, assume, or permit to exist any Debt, except for (a) secured Debt not to exceed Thirty Million Dollars ($30,000,000) (excluding hypothecated and re-hypothecated margin loans and any Debt in favor of clearing agencies, clearing firms, settlement banks and similar entities (acting in their capacities as such) involved in the clearance and settlement of transactions in, and custody of, financial assets), (b) Debt owed to Lender, (c) unsecured Debt in the ordinary course of Borrower’s business, and (d) Subordinated Debt.

7.4 Equity Payments, Etc. Declare or pay any dividends or distributions, or purchase or otherwise acquire for value any of its Equity Interests, or make any distribution of assets to any of the holders of its Equity Interests as such, except that, so long as no Event of Default exists or would exist after giving effect to any dividend or distributions, Borrower may declare and deliver dividends and make distributions on account of the Equity Interests of the Borrower.

7.5 Fundamental Changes. Not (a) materially change its corporate structure, (b) materially alter the nature or character of its business, as presently conducted as a broker-dealer and futures commission merchant, (c) consolidate with, merge with, or acquire all or substantially all of the Equity Interests of any Person, or (d) liquidate, windup, or dissolve.

7.6 Loans, Investments, Contingent Liabilities. Other than Borrower’s ordinary course of business activities including treasury, settlement, margin lending, or stock lending activity, make or permit to remain outstanding any loan or advance to, or guarantee, induce or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase or acquire any stock, obligations or securities of or any other interest in, or make any capital contribution to, any other Person (hereinafter collectively referred to as “Investments”), in excess of 50% of Borrower’s Excess Net Capital.

7.7 Asset Sales. Convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any material part of its business, properties, or assets outside the ordinary course of its business, whether now owned or hereafter acquired.

7.8 Transactions with Affiliates. Enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower on terms that are materially less favorable to Borrower (giving due consideration to any savings associated with doing business with an Affiliate) than those that might be considered reasonable obtained at the time from Persons who are not such an Affiliate, it being understood that both (1) the provision of services to Borrower from PEAK6 Investments, L.P. at actual cost and (2) the fees and transactions contemplated by Borrower’s and Apex Clearing Holdings LLC’s organizational documents are permitted and allowable so long as the discretionary fees to be paid to members are consistent with past practices.

7.9 Conduct of Business. Engage in any business prohibited of broker-dealers or futures commission merchant except as may be consented to by the Lender in writing.

7.10 Fiscal Year. Change the Borrower’s fiscal year from a year ending December 31.

7.11 Security Matters. Take any action that results in a change of the jurisdiction of organization of the Borrower (being the State of New York at the time of execution of this Agreement), without giving Lender at least thirty (30) days’ prior express written notice thereof, and further, provided that such jurisdiction shall at all times remain within the United States.

7.12 Limitation on Other Restrictions on Liens. Enter into, or become subject to any agreement or instrument that would prohibit the grant of any Lien on any of its properties, except the Loan Documents and agreements governing re-hypothecated customer deposits and any secured debt.

7.13 Limitation on Other Restrictions on Amendment of the Loan Documents. Enter into, or become subject to any agreement or instrument that would breach any of the Loan Documents.

7.14 Limitation on Payments and Modification of Certain Indebtedness. Pay, prepay, purchase, redeem, retire, defease or acquire, or make any payment on account or amend, modify or supplement any of the terms and conditions of any secured debt, except the Borrower may make regularly scheduled payments of principal and interest thereon and prepayments thereof, so long as, no Event of Default exists hereunder and so long as no Event of Default could exist after giving effect to such prepayment.

ARTICLE VIII

EVENTS OF DEFAULT

8.1 Events of Default. If any of the following events (hereinafter each such event being referred to as an “Event of Default”) shall occur and be continuing:

(a) The Borrower shall fail to pay, when due, any amount of principal of the Loan, any interest on the Loan, or any fee hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Article VII of this Agreement; or

(c) The Borrower shall fail to any maintain any insurance required hereunder or otherwise breach its obligations under Section 6.6; or

(d) The Borrower shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Loan Document other than those referred to in Sections 8.1(a), (b) or (c) above; or

(e) Any representation or warranty made by the Borrower in any Loan Document shall prove to have been false or incorrect in any material respect when made or deemed made; or

(f) The Borrower shall (i) fail to pay any principal of, or premium or interest on, any Debt, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any Debt, when required to be performed or observed, and the effect of such default or other event is to cause, or to permit the holder of such Debt to cause, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed or any offer therefore to be made, prior to its stated maturity; or

(g) (i) The Borrower shall commence any case, proceeding or other action (A) under any existing or future Law, relating to Borrower’s bankruptcy, insolvency, reorganization or relief of Borrower’s debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for Borrower or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower any case, proceeding, or other action of a nature referred to in clause (i) above which results in the entry of an order for relief or any such adjudication or appointment; or

(h) One or more judgments, attachments or decrees shall be entered against the Borrower having an individual principal amount in excess of $5,000,000 or having an aggregate principal amount in excess of $5,000,000 and all such judgments, attachments or decrees shall not have been vacated, discharged, appealed, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

(i) There shall occur one or more ERISA Events that might reasonably be expected to result in liability of the Borrower and may impede Borrower’s ability to perform its obligations under this Agreement in the reasonable judgment of Lender; or

(j) A Material Adverse Effect shall occur; or

(k) A Change in Control shall occur; or

(l) Seizure or foreclosure of any of the properties or assets of the Borrower pursuant to process of law or by respect of legal self-help; or

THEN,

(i) upon the occurrence of any Event of Default described in clause (g) or (h) above, the Loan, together with all accrued interest thereon, and all other Obligations under this Agreement, the Note, and the other Loan Documents shall automatically become due and payable;

(ii) upon the occurrence of any other Event of Default, the Lender may, by notice to the Borrower, declare the Loan hereunder, together with all accrued interest thereon, and all other Obligations under this Agreement, the Note, and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, and

(iii) upon the occurrence of any Event of Default, exercise the remedies available to it under the other Loan Documents.

(iv) upon the occurrence of any Event of Default, the Lender may apply on account of the Obligations any unexpended monies of Borrower still retained by the Lender (it being understood that Borrower’s customers’ funds are not included herein): (A) for the payment of, or as security for the payment of, taxes, assessments or other governmental charges, insurance premiums, or any other charges permitted under this Agreement or (B) to secure the performance of some act by the Borrower required under this Agreement.

(v) upon the occurrence of any Event of Default, the Lender shall have the right to exercise any and all remedies available to it under the this Agreement, and at law and in equity.

8.2 Application of Funds. After the exercise of remedies under Section 8.1 above, any amounts received on account of Obligations shall be applied by the Lender in such order as it elects in its sole discretion.

ARTICLE IX

MISCELLANEOUS

9.1 Amendments, Etc. No amendment to or waiver of any provision of this Agreement, and no consent to any departure by the Borrower here from, shall in any event be effective unless in a writing manually signed by or on behalf of the Lender. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.2 No Implied Waiver; Remedies Cumulative. No delay or failure of the Lender in exercising any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the Lender under this Agreement are cumulative and not exclusive of any other rights or remedies available hereunder, under any other agreement, at law, or otherwise.

9.3 Notices. All notices and other communications (collectively, “notices”) under this Agreement shall be in writing (including facsimile transmission) and shall be sent by first-class mail, by nationally-recognized overnight courier, by personal delivery, by facsimile transmission, or by e-mail, in all cases with charges prepaid. All notices shall be sent to a party at its address specified on the signature page hereof, or to such other address as shall have been designated by the applicable party by notice to the other party hereto. Any properly given notice shall be deemed given or made upon the earliest of: (a) if delivered by hand or by courier, when signed for by or on behalf of the relevant party; (b) if delivered by mail, three Business Days after deposit in the mails, or (c) if delivered by facsimile or e-mail, when sent and receipt has been confirmed by sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail, or other written acknowledgment). Either party may rely on any notice (whether or not made in a manner contemplated by this Agreement) purportedly made by or on behalf of the other, and shall have no duty to verify the identity or authority of the Person giving such notice.

9.4 Expenses. The Borrower agrees to pay upon demand all costs and expenses (including fees and expenses of counsel and a reasonable cost professional, accounting and consulting costs and costs associated with appraisals, if any, recording, filing, searching liens, and any and all post- judgment collection costs and expenses where required of lender) which the Lender may incur from time to time in connection with the preparation, amendment, modification, enforcement or restructuring or preservation of rights or remedies under, this Agreement.

9.5 Indemnity. The Borrower agrees to defend, indemnify, pay and hold the Lender, and the shareholders, officers, directors, employees and agents of the Lender, harmless from and against any and all claims, liabilities, losses, damages, costs and expenses (whether or not any of the foregoing Persons is a party to any litigation), and costs of investigation, document production, attendance at a deposition, or other discovery, with respect to or arising out of this Agreement or the Loan Documents or any use of proceeds hereunder, or any exercise by the Lender of its rights and remedies under this Agreement and the other Loan Documents or any claim, demand, action or cause of action being asserted against the Borrower, including without limitation any violation of any Law or any environmental claim based upon the management, use, control, ownership or operation of property of the Borrower (hereinafter collectively referred to as the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of an indemnified party. This covenant shall survive termination of this Agreement and payment of the outstanding Note.

9.6 Assignments and Participations. The Lender may sell, assign, transfer, negotiate or grant participations in all or part of the obligations of the Borrower outstanding under the Loan Documents, provided that any such sale, assignment, transfer, negotiation or participation shall be in compliance with the applicable federal and state securities laws; and provided, further, that any assignee or transferee agrees to be bound by the terms and conditions of this Agreement. The Lender may, in connection with any actual or proposed assignment or participation, disclose to the actual or proposed assignee or participant, any information relating to the Borrower, provided that the actual or proposed assignee is subject to obligations of confidentiality to Lender.

9.7 Entire Agreement. This Agreement, together with the Exhibits and the Schedules hereto, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements.

9.8 Survival. All representations and warranties of each party contained in or made in connection with this Agreement or in any other Loan Documents shall survive, and shall not be waived by, the execution and delivery of this Agreement, any investigation by or knowledge of the other party, any extension of credit, or any other event or circumstance whatever.

9.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all such executed counterparts shall constitute but one and the same agreement.

9.10 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

9.11 Headings. Section headings in this Agreement are included for convenience of reference only and shall not be given any substantive effect.

9.12 Setoff. Lender shall have no lien on any accounts or assets of Borrower’s clients or customers and no right to set off against any accounts or assets of Borrower’s clients or customers so long as Borrower appropriately identifies such assets as belonging to its clients or customers and its accounts as accounts containing only Borrower’s customers’ or clients’ funds, and provides notice thereof to Lender. In the event that any obligation of the Borrower now or hereafter existing under this Agreement or any other Loan Document shall have become due and payable, the Lender is hereby authorized by the Borrower at any time and from time to time, without notice, (a) to set off against, and to appropriate and apply to the payment of, the obligations and liabilities of the Borrower under the Loan Documents (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by the Lender to the Borrower under the Loan Documents (whether payable in Dollars or any other currency, whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced) and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as such Lender in its sole discretion may elect. The Borrower hereby grants to the Lender a security interest in all deposits and accounts maintained with, and all other assets of the Borrower in the possession of, the Lender, but not in deposits and accounts properly identified as belonging to Borrower’s customers and clients. The rights of the Lender under this Section 9.12 are in addition to other rights and remedies (including other rights of set-off) which the Lender may have.

9.13 Limitation on Payments. The parties hereto intend to conform to all applicable laws limiting the maximum rate of interest that may be charged or collected by the Lender from the Borrower. Accordingly, notwithstanding any other provision hereof to the contrary, the Borrower shall not be required to make any payment to or for the account of the Lender, and the Lender shall refund any payment made by the Borrower, to the extent that such requirement or such failure to refund would violate or conflict with mandatory and nonwaivable provisions of applicable Law limiting the maximum amount of interest which may be charged or collected by the Lender from the Borrower. To the fullest extent permitted by law, in any action, suit or proceeding pertaining to this Agreement, the burden of proof, by clear and convincing evidence, shall be on the Borrower to demonstrate that this Section 9.13 applies to limit any obligation of the Borrower under this Agreement or to require the Lender to make any refund, or claiming that this Agreement conflicts with any applicable law limiting the maximum rate of interest that may be charged or collected by the Lender from the Borrower, as to each element of such claim.

9.14 Disclosure of Information to Affiliates. The Lender may disclose information relating to the Borrower or any of its businesses, including information regarding the financial condition and property, and the amount of Debt owed to the Lender and the terms, conditions and other provisions applicable thereto to its Affiliates and to any of its partners, directors, officers, employees, agents, trustees, advisors and representatives or to any other Persons as the Lender shall deem advisable for the conduct of its business, provided such Affiliates shall be bound to obligations of confidentiality to Lender regarding such information prior to any disclosure.

9.15 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and permitted assigns, except that Borrower shall have no right to assign its rights hereunder or any interest herein without the prior express written consent of the Lender.

9.16 Governing Law. THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PRINCIPLES.

9.17 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.

9.18 Consent to Jurisdiction; Venue. All judicial proceedings brought against any Loan Party with respect to this Agreement and the Loan Documents may be brought in any state or federal court of competent jurisdiction sitting in the Commonwealth of Pennsylvania, and by execution and delivery of this Agreement, the Borrower accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The Borrower irrevocably waives any right it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section 9.18.

9.19 Customer Identification – USA Patriot Act Notice; OFAC. The Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act and the Lender’s policies and practices, the Lender is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act. The Borrower represents and covenants that it is not and will not become a person (individually, a “Prohibited Person” and collectively “Prohibited Persons”) listed on the OFAC List or otherwise subject to any other prohibitions or restriction imposed by any Laws administered by OFAC (collectively the “OFAC Rules”). The Borrower represents and covenants that it also (a) is not and will not become owned or controlled directly by a Prohibited Person, (b) is not acting and will not act for or on behalf of a Prohibited Person, (c) is not otherwise associated with and will not become associated with a Prohibited Person, (d) is not providing and will not provide any material, financial or technological support for or financial or other service to or in support of acts of terrorism or a Prohibited Person. The Borrower shall immediately notify the Lender if the Borrower has knowledge that any member or beneficial owner of the Borrower is or becomes a Prohibited Person or (i) is indicted on or (ii) arraigned and held over on charges involving money laundering or predicate crimes to money laundering. The Borrower will not enter into any Lease or any other transaction or undertake any activities related to the Loan in violation of the Anti-Money Laundering Laws. The Borrower shall (A) not use or permit the use of any proceeds of the Loan in any way that will violate either the OFAC Rules or any anti-money laundering Laws or anti-terrorism Laws, (B) comply and cause all of its subsidiaries to comply with applicable OFAC Rules, anti-terrorism Laws and anti-money laundering Laws, (C) provide information as the Lender may require from time to time to permit the Lender to satisfy its obligations under the OFAC Rules, anti-terrorism Laws and/or the anti-money laundering Laws and (D) not engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the foregoing. The Borrower shall immediately notify the Lender if any tenant becomes a Prohibited Person or (1) is convicted of, (2) pleads nolo contendere to, (3) is indicted on, or (4) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.

9.20 Limitation of Liability. TO THE FULLEST EXTENT PERMITTED BY LAW, NO CLAIM MAY BE MADE BY THE BORROWER AGAINST THE LENDER OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, ATTORNEY OR AGENT OF THE LENDER FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION OR EVENT IN CONNECTION WITH ANY OF THE FOREGOING (WHETHER BASED ON BREACH OF CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY); AND THE BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST.

9.21 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

9.22 Status of Parties. The relationship between the Lender and the Borrower is solely that of lender and borrower. The Lender has no fiduciary or other special relationship with or duty to the Borrower and none is created by the Loan Documents. Nothing contained in the Loan Documents, and no action taken or omitted pursuant to the Loan Documents, is intended or shall be construed to create any partnership, joint venture, association, or special relationship between the Borrower and the Lender or in any way make the Lender a co-principal with the Borrower in any respect. In no event shall the Lender’s rights and interests under the Loan Documents be construed to give the Lender the right to control, or be deemed to indicate that the Lender is in control of, the business, properties, management or operations of the Borrower.

ARTICLE X

TERMINATION

10. Borrower Termination Right. Borrower shall have the right to terminate this Agreement and the Loan Documents at any time in its sole discretion with the payment of any penalty or further fees, charges or interest and at least thirty (30) day written notice to Lender of termination, provided the Loan is at the time of termination fully repaid. Such right of termination shall not be construed as relieving Borrower of its obligations prior to the date of termination.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

APEX CLEARING CORPORATION

By:	/s/ William Capuzzi

Name: William Capuzzi
Title: CEO

Address:

Apex Clearing Corporation
One Dallas Center, Suite 1300
350 N. St. Paul Street
Dallas, Texas 75201

TRISTATE CAPITAL BANK

By:	/s/ Ellen Frank
Name:	Ellen Frank
Title:	Senior Vice President

Address:

TriState Capital Bank
Attn: Ellen Frank, Senior Vice President
789 E . Lancaster Avenue Suite 240
Villanova, PA 19085
Telephone: 610-526-6771
E-Mail: EFrank@tscbank.com

With a copy to:

TriState Capital Bank
Attn: Legal Department
301 Grant Street, Suite 2700
Pittsburgh, PA 15219
Telephone: 412.304.0406
E-Mail: kfriedman@tscbank ..com

[Signature Page to Revolving Credit Agreement]

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY THAT:

(1) I am the duly elected ________________ of Apex Clearing Corporation, a New York corporation (the “Borrower”]:

(2) I have reviewed the terms of the Revolving Credit Agreement, dated as of __________, 2017 (as amended, modified or supplemented, the “Credit Agreement,” the terms defined therein and not otherwise defined in this Certificate (including Attachment No. I annexed hereto and made a part hereof) being used in this Certificate as therein defined), by and between the Borrower and TriState Capital Bank, as Lender, and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements; and

(3) The examination described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.

(4) Attached as Attachment 1 is a calculation of the financial covenants set forth in Section 7.1 of the Credit Agreement demonstrating compliance with such covenants for the most recently completed [six-month period][fiscal year end] or at such [six-month period] [fiscal year end].

[Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Attachment No, 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this _______ day of ___________, 201_ pursuant to Section 6.1 (g) of the Credit Agreement.

APEX CLEARING CORPORATION

By:

Name

Title:

[Add Attachment]

Apex Clearing Corporation

Attachment #1

Compliance Certificate - _________

Covenant #1
Minimum Net Capital
Required Minimum Excess Net Capital	$50,000,000
Minimum Excess Net Capital per line 25 of the “Computation of Alternate Net Capital Requirement” on monthly as-filed FOCUS Report dated

Covenant #2
Leverage-Total Debt to Total Capitalization
Debt
Subordinated Debt
Tangible Equity
Ratio Limit	0.55
Actual Ratio

EXHIBIT B

FORM OF CERTIFICATE OF NO DEFAULT

BORROWER’S CERTIFICATION

In conjunction with that certain Line of Credit Loan from TriState Capital Bank (“Lender”) to Apex Clearing Corporation (“Borrower”) up to the original principal amount of $10,000,000, pursuant to that certain Revolving Credit Agreement dated ____________, 2017, as amended, extended, modified or supplemented, and the other documents executed in connection with the Loan (all such documents collectively, as may or may have been amended, extended, modified or supplemented, the “Loan Documents”), the Borrower hereby confirms and certifies to Lender that, as of the date below, to the best of Borrower’s knowledge, there are no existing defaults by Borrower under the terms of the Loan Documents and no event has occurred which with the giving of notice or the lapse of time or both would constitute such a default, and there are no outstanding notices of default under the Loan Documents which have not been cured.

BORROWER,

Apex Clearing Corporation, a New York Corporation

By:

Name:
Title:
Dated:

EXHIBIT C

FORM OF

REQUEST FOR ADVANCE

To:	TriState Capital Bank

One Oxford Centre

301 Grant Street, Ste. 2700

Pittsburgh, PA 15219

Sent Via E-mail to LAdvance@tscbank.com

Date: _____________________ ___, _____

Re:	Borrower:	APEX CLEARING CORPORATION (the “Borrower”)
	Loan Number:	350005484 or 350005484
Draw No.:
Amount Requested:
Rate Election (if Applicable)

Reference is hereby made to that certain Loan Agreement (the “Agreement”) dated as of June 27, 2016, executed by and between the Borrower and TriState Capital Bank (the “Lender”). Capitalized terms used herein without definition shall have the respective meanings ascribed to such terms in the Agreement.

Pursuant to the Agreement, the Borrower hereby requests a disbursement of funds held by you in the amount shown above. The Borrower requests that this disbursement be funded and that the funds be disbursed as follows:

___ Issue your Cashier’s Check in the amount of $____________________________,

payable to ________________________________________________________.

___ Wire transfer funds in the amount of $______________________________ to:

Bank: __________________________________________

Bank Address: _____________________________________________________

ABA Transit Number: _______________________________________________

Account Title: _____________________________________________________

Account Holder’s Address:____________________________________________

Account Number: __________________________________________________

Phone Advise: _____________________________________________________

Each person signing below is authorized to make this request, and you are entitled to rely conclusively on the above instructions to disburse loan proceeds in the amount and manner specified.

IN WITNESS WHEREOF, the Borrower has executed this Request for Advance as of ____________________, 20__.

By:
WITNESS/ATTEST	Name:
Title:

SCHEDULE 4.7

EQUITY INTERESTS

Name	% Equity Interest
Apex Clearing Holdings, LLC	100%

SCHEDULE 4.10

LITIGATION

NONE

SCHEDULE 4.17

NAME AND ORGANIZATION

Name: Apex Clearing Corporation

Type of Organization: C Corporation

Jurisdiction of Organization: New York

Organization ID Number: U.S. Tax ID 13-2967453

Chief Executive Office: William Capuzzi